United States securities and exchange commission logo





                          November 17, 2021

       Scott Drake
       Chief Financial Officer
       Farmer Brothers Co.
       1912 Farmer Brothers Drive
       Northlake, Texas 76262

                                                        Re: Farmer Brothers Co.
                                                            Registration
Statement on Form S-3
                                                            Filed November 10,
2021
                                                            File No. 333-260973

       Dear Mr. Drake:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Gregory
Herbers at 202-551-8028 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing